As filed with the Securities and Exchange Commission on August 11, 2025
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEARTFLOW, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-0506743
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
331 E. Evelyn Avenue
Mountain View, California 94041
(Address, including zip code, of Principal Executive Offices)

Heartflow, Inc.
2025 Employee Stock Purchase Plan
(Full title of the plan)

John C.M. Farquhar
President and Chief Executive Officer
Heartflow, Inc.
331 E. Evelyn Avenue
Mountain View, California 94041
(650) 241-1221
(Name, address and telephone number, including area code, of agent for service)
COPY TO:
Angela Ahmad
Heartflow, Inc.
331 E. Evelyn Avenue
Mountain View, California 94041
(650) 241-1221
Shelly Heyduk, Esq.
Ryan Coombs, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, California 92660
(949) 823-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
The Heartflow, Inc. 2025 Employee Stock Purchase Plan (the “Plan”) includes an evergreen provision, which provides that the total number of shares reserved for issuance under the Plan will automatically increase on the first trading day in January of each calendar year during the term of the Plan by an amount equal to the lesser of (i) one percent (1%) of the total number of shares of common stock, par value $0.001 per share (the “Common Stock”), of Heartflow, Inc. (the “Company” or “Registrant”) issued and outstanding on December 31 of the immediately preceding year or (ii) such number of shares of Common Stock as may be established by the Company’s Board of Directors.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3.    Incorporation of Certain Documents by Reference
The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)    The Company’s prospectus, dated August 7, 2025, filed with the Commission pursuant to Rule 424(b) of the Securities Act, relating to the Registration Statement on Form S-1, as amended (Commission File No. 333-288733), which includes the unaudited consolidated financial statements of Heartflow, Inc. for the three months ended March 31, 2025, and the consolidated financial statements of Heartflow, Inc. for the years ended December 31, 2023 and 2024.
(b)    The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A (Commission File No. 001-42790), filed with the Commission on August 7, 2025, and any other amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4.    Description of Securities
Not applicable.
Item 5.    Interests of Named Experts and Counsel
The validity of the issuance of Common Stock registered hereby is passed on for the Company by Angela Ahmad. Ms. Ahmad is the Chief Legal & Compliance Officer of the Company and is compensated by the Company as an employee. Ms. Ahmad owns 15,131 shares of Common Stock, 15,460 restricted stock units that are payable in an equivalent number of shares of Common Stock, and Company stock options to acquire up to an additional 303,845 shares of Common Stock. Ms. Ahmad is eligible to receive awards under the Plan.

Item 6.    Indemnification of Directors and Officers
Section 145 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee, or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Article VIII of the Registrant’s amended and restated certificate of incorporation provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The Registrant has entered into indemnification agreements with each of its current directors, executive officers, and certain other officers to provide these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or an officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of directors, for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director or officer derived an improper personal benefit; provided that officers may not be indemnified for actions by or in the right of the corporation. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.
The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the Registrant with respect to payments that may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
Item 7.    Exemption from Registration Claimed
Not applicable.
Item 8.     Exhibits
See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9.    Undertakings
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4
Heartflow, Inc. 2025 Employee Stock Purchase Plan (filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-288733), filed with the Commission on July 17, 2025).

5	Opinion of Counsel (opinion re legality).

23.1	Consent of PricewaterhouseCoopers LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).

107	Filing Fee Table

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on August 11, 2025.

HEARTFLOW, INC.

By:	/s/ John C.M. Farquhar

John C.M. Farquhar
President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Vikram Verghese, Angela Ahmad and Mhairi L. Jones, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C.M. Farquhar	President, Chief Executive Officer and Director (Principal Executive Officer)	August 11, 2025
John C.M. Farquhar

/s/ Vikram Verghese	Chief Financial Officer (Principal Financial Officer)	August 11, 2025
Vikram Verghese

/s/ Mhairi L. Jones	Chief Accounting Officer (Principal Accounting Officer)	August 11, 2025
Mhairi L. Jones

/s/ William C. Weldon	Chair of the Board of Directors	August 11, 2025
William C. Weldon

/s/ Timothy C. Barabe	Director	August 11, 2025
Timothy C. Barabe

/s/ Julie A. Cullivan	Director	August 11, 2025
Julie A. Cullivan

/s/ Jeffrey C. Lightcap	Director	August 11, 2025
Jeffrey C. Lightcap

/s/ Wayne J. Riley, M.D.	Director	August 11, 2025
Wayne J. Riley, M.D.

/s/ Casey M. Tansey	Director	August 11, 2025
Casey M. Tansey